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Exhibit 12.1

Central Power and Light Company
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended June 30, 2001

                   Twelve Months Ended
                         06/30/01              2000      1999      1998      1997      1996
                   --------------------      -------------------------------------------------
                                                       (thousands, except ratios)

Operating Income         $319,234           $307,098  $293,985  $282,787  $251,319  $281,190
Adjustments
  Income Taxes            111,104             84,329    83,508   126,738    39,329    47,227
  Provision for
    Deferred Income
      Taxes                 2,742             16,263    19,938    (8,328)   34,458    49,076
Deferred Investment
      Tax Credits          (5,207)            (5,207)   (5,207)   (3,858)   (4,819)   (5,553)
Charges for Investments
      and Plant Development
      Costs, Net of Tax      -                  -         -         -       (1,281)  (15,569)
Other Income and Deductions 4,971              7,235     8,113       709     7,834     3,997
Allowance for Borrowed and
  Equity Funds Used During
  Construction              7,224              6,216     4,532     2,822     3,778     1,845
                        ---------           ------------------------------------------------
Earnings                 $440,068           $415,934  $404,869  $400,870  $330,618  $362,213
                         ========           ========  ========  ========  ========  ========

Fixed Charges:
  Interest on
   Long-term Debt        $ 94,306           $ 96,212  $ 87,413  $ 93,301  $105,081  $110,375
  Interest on
   Short-term Debt         23,840             22,830    19,498    19,506    20,613    18,494
  Distributions on Trust
   Preferred Securities    11,860             11,940    12,000    12,000     7,533      -
                         --------           --------  --------  --------  --------  ---------
    Fixed Charges        $130,006           $130,982  $118,911  $124,807  $133,227  $128,869
                         ========           ========  ========  ========  ========  ========

Ratio of Earnings to
  Fixed Charges              3.39               3.17      3.40      3.21      2.48      2.81

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